UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 12, 2009

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard Englewood CO 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Liberty Global, Inc. (“LGI”) and an indirect wholly-owned subsidiary of LGI (“Acquisition Sub”) have entered into a Share Purchase Agreement, dated November 13, 2009 (the “Purchase Agreement”), with Unity Media S.C.A. pursuant to which Acquisition Sub has agreed to purchase (the “Acquisition”) all of the issued and outstanding shares of capital stock of Unitymedia GmbH (“Unitymedia”), for approximately €2.0 billion ($3.0 billion at November 13, 2009) (the “Purchase Price”), in cash. LGI has guaranteed the performance by Acquisition Sub of its obligations under the Purchase Agreement. Together with Unitymedia’s reported net debt at September 30, 2009 of approximately €1.5 billion ($2.2 billion at November 13, 2009), the total consideration is approximately €3.5 billion ($5.2 billion at November 13, 2009), excluding transaction costs. At closing, 3% of the Purchase Price will be placed in escrow (“Escrow”), for a period not to exceed 122 days, pending any claims arising under the Purchase Agreement. Any payment made from the Escrow will be treated as an adjustment to the Purchase Price.

The Acquisition is subject to receipt of regulatory clearance from either the European Commission or the German Federal Cartel Office. If the closing has not occurred by September 30, 2010, either party may terminate the Purchase Agreement (subject to certain exceptions). Acquisition Sub may terminate the Purchase Agreement on or before November 18, 2009 if the debt financing on Unitymedia’s business described in Item 8.01 below is withdrawn because it cannot be placed, sold or resold at any price due to a material disruption in the financing or capital markets.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof set forth in Exhibit 2.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Pursuant to a purchase agreement, dated November 13, 2009, LGI agreed to sell to Goldman Sachs & Co. (the “Initial Purchaser”) $850 million principal amount of 4.50% convertible senior notes due 2016 (“Convertible Notes”) in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). LGI also granted the Initial Purchaser an option to purchase up to an additional $85 million principal amount of Convertible Notes, which the Initial Purchaser exercised in full on November 13, 2009. The Convertible Notes will be issued pursuant to an indenture to be executed between LGI and Law Debenture Trust Company of New York, as trustee (the “Convertible Note Indenture”). Goldman Sachs & Co. acted as the sole book-running manager for the Convertible Notes sale. The aggregate offering price for the Convertible Notes was $935 million, and Goldman Sachs will receive an aggregate commission of approximately $23.4 million with respect to the Convertible Notes sale. The closing of the sale of the Convertible Notes is expected to occur on or about November 18, 2009.

The Convertible Notes will be convertible into shares of LGI’s Series A and Series C common stock. The initial conversion rates will be 28.2602 shares of Series A common stock and 9.4201 shares of Series C common stock per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of approximately $26.5391 per basket of .75 of a Series A share and .25 of a Series C share. LGI may settle its conversion obligation in shares of LGI’s Series A common stock and Series C common stock, cash or a combination of the foregoing, at LGI’s election. The conversion rates will be subject to customary adjustments. In addition, upon the occurrence of certain fundamental changes, LGI will in certain circumstances increase the conversion rates by a number of additional shares of LGI’s Series A and Series C common stock.

LGI will pay interest on the Convertible Notes semi-annually, in arrears, on May 15 and November 15 of each year, beginning May 15, 2010, to holders of record at the close of business on the preceding May 1 and November 1, respectively. LGI will also be required to pay additional interest on the Convertible Notes under certain circumstances. The Convertible Notes will mature on November 15, 2016. The Convertible Notes may not be redeemed by LGI at its election prior to the scheduled maturity date. Holders of the Convertible Notes may require LGI to repurchase all or a portion of their notes upon the occurrence of a fundamental change at a cash price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

The Convertible Notes will be unsecured, senior obligations of LGI and will rank equally in right of payment with all other existing and future unsubordinated and unsecured indebtedness of LGI and senior in right of payment to all of LGI’s existing and future subordinated indebtedness. The Convertible Notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities and preferred stock of LGI’s subsidiaries.

LGI does not intend to apply for listing of the Convertible Notes on any securities exchange. The Series A and Series C common stock of LGI are traded on the NASDAQ Global Select Market under the symbols “LBTYA” and “LBTYK,” respectively. LGI does not intend to file a shelf registration statement for resale of the Convertible Notes or any common stock issuable upon conversion thereof.

LGI estimates the net proceeds from the sale of the Convertible Notes will be approximately $907.0 million, after deducting the Initial Purchaser’s discounts and commission and expected expenses of the transaction. LGI expects to use the net proceeds from the sale of the Convertible Notes to fund a portion of the purchase price for the Acquisition or, if the Acquisition is not completed, for general corporate purposes, which may include repayment of indebtedness or stock repurchases. Pending such use of proceeds, LGI intends to invest the net proceeds in interest-bearing AAA-rated money market funds.

The foregoing description of the terms and conditions of the Convertible Notes does not purport and is not intended to be complete and is qualified in its entirety by reference to the full text of the Convertible Notes Indenture which will be filed with an amendment to this Form 8-K following the closing of the sale of the Convertible Notes.

Item 3.02 Unregistered Sales of Equity Securities

Private Placement to SPO Advisory

In addition to the financings described above, pursuant to a Memorandum of Understanding, dated November 12, 2009, LGI agreed to sell to SPO Advisory Corp. 4.5 million shares of its Series A common stock and 1.5 million shares of its Series C common stock at $21.375 per share in a private placement transaction (the “Private Placement”), exempt from registration pursuant to Section 4(2) of the Securities Act. Goldman Sachs acted as placement agent for this purchase. The aggregate purchase price for the shares is approximately $128 million, and Goldman Sachs will receive an aggregate commission of approximately $1.6 million with respect to the Private Placement. The terms and conditions of the Private Placement will be set forth in an investment agreement to be executed between the parties. LGI will also provide certain registration rights covering the shares issued in the Private Placement pursuant to a registration rights agreement to be executed between the parties (a copy of which will be filed with an amendment to this Form 8-K following the closing of the Private Placement).

The Private Placement is subject to, among other things, the completion of the Convertible Notes sale but it is not conditioned on the completion of the Acquisition. The Private Placement will close concurrently with the closing of the Convertible Notes sale. The net proceeds of the Private Placement will be used by LGI in connection with the financing of the Acquisition or, if the Acquisition is not completed, for general corporate purposes. The closing of the Private Placement is expected to occur on or about November 18, 2009.

Sale of Convertible Notes

The information included in Item 2.03 above regarding the issuance of the Convertible Notes is incorporated by reference into this Item 3.02.

Item 8.01 Other Events

LGI intends to finance the Acquisition through a combination of (i) approximately €2.5 billion ($3.7 billion at November 13, 2009) debt financing on Unitymedia’s business (the “Senior Notes Financing”), (ii) the net proceeds from the sale by LGI of the Convertible Notes described in Item 2.03 above and shares of its common stock described under Item 3.02 above, and (iii) existing liquidity.

Upon the completion of the Senior Notes Financing, the net proceeds thereof (after deducting certain transaction expenses) will be placed into segregated escrow accounts with a trustee. A portion of the net proceeds necessary to pay the Purchase Price will be released from the escrow accounts upon consummation of the Acquisition. The remaining net proceeds from the Senior Notes Financing will be released from the escrow accounts following the closing of the Acquisition upon satisfaction of certain conditions relating to the redemption of existing Unitymedia indebtedness. Following the Acquisition, the debt incurred by Acquisition Sub will become the responsibility of Unitymedia and certain of its subsidiaries. If the Acquisition does not close by October 31, 2010, the senior notes will be redeemed at 101% of the principal amount, plus accrued but unpaid interest, with the net proceeds in escrow, and to the extent of any short-fall in such proceeds, LGI will be obligated to make up the short-fall pursuant to a parent guarantee.

In addition, in connection with the Acquisition, Acquisition Sub will enter into a revolving credit facility providing for borrowings of up to €80 million, none of which will be drawn as of the closing of the Acquisition.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Name

2.1	Share Purchase Agreement, dated November 13, 2009, among Unity Media S.C.A., BALAGO Vermogensverwaltungsgesellschaft mbh (to be renamed UPC Germany GmbH), and Liberty Global, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2009

LIBERTY GLOBAL, INC.

By:	/s/ RANDY L. LAZZELL
Name:	Randy L. Lazzell
Title:	Vice President

EXHIBIT INDEX

Exhibit No.	Name

2.1	Share Purchase Agreement, dated November 13, 2009, among Unity Media S.C.A., BALAGO Vermogensverwaltungsgesellschaft mbh (to be renamed UPC Germany GmbH), and Liberty Global, Inc.